Exhibit 99.1

For Immediate Release	For More Information Contact: Barron Beneski (703) 406-5528 Public and Investor Relations beneski.barron@orbital.com

ORBITAL ANNOUNCES FOURTH QUARTER AND FULL YEAR 2010 FINANCIAL RESULTS

—Fourth Quarter Revenues Increase 23%, Operating Income Grows 64% —

— Fourth Quarter Earnings Per Share More Than Double, R&D Tax Credit Recorded —

— Orbital Updates 2011 Financial Guidance —

(Dulles, VA 17 February 2011) — Orbital Sciences Corporation (NYSE: ORB) today reported its fourth quarter and full year 2010 financial results.  Fourth quarter 2010 revenues were $346.1 million, up 23% compared to $282.3 million in the fourth quarter of 2009.  Fourth quarter 2010 operating income was $24.1 million, reflecting a 64% increase compared to $14.7 million in the fourth quarter of 2009.

Net income was $21.2 million, or $0.36 diluted earnings per share, in the fourth quarter of 2010 compared to net income of $9.3 million, or $0.16 diluted earnings per share, in the fourth quarter of 2009.  The fourth quarters of 2010 and 2009 included Federal research and development (R&D) tax credits of $7.4 million, or $0.13 per share, and $1.6 million, or $0.03 per share, respectively.  Free cash flow* was negative $26.3 million in the fourth quarter of 2010 compared to positive $8.3 million in the fourth quarter of 2009.

Full year 2010 revenues were $1,294.6 million, compared to $1,125.3 million in 2009.  Operating income was $73.0 million in 2010, compared to $52.3 million in 2009.  Net income was $47.5 million, or $0.81 diluted earnings per share, in 2010 compared to net income of $36.6 million, or $0.63 per diluted share, in 2009.  Federal R&D tax credits reduced income tax expense and increased net income by $7.4 million, or $0.13 per share, in 2010 and $6.4 million, or $0.11 per share, in 2009.  Full year free cash flow was negative $84.2 million in 2010, compared to positive $58.7 million in 2009.

Mr. David W. Thompson, Orbital’s Chairman and Chief Executive Officer, said, “Orbital’s fourth quarter and full year 2010 financial results were very strong, reflecting double-digit increases in revenues, operating income and earnings per share in both periods.  In addition, for the second consecutive year, the company had its most productive quarter for new business and its busiest quarter for operational activity in the final three months of the year.”
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* “Free cash flow” is a non-GAAP financial measure discussed in this release.  For additional details, please refer to the sections of this press release entitled “Cash Flow” and “Disclosure of Non-GAAP Financial Measure.”

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Orbital Sciences Corporation s 21839 Atlantic Blvd., Dulles, VA 20166 s 703-406-5000

Orbital Announces Fourth Quarter and Full Year 2010 Financial Results

Financial Highlights

Summary financial results were as follows:

	Fourth Quarter		Full Year
($ in millions, except per share data)	2010	2009	2010	2009
Revenues	$346.1	$282.3	$1,294.6	$1,125.3
Operating Income	24.1	14.7	73.0	52.3
Net Income	21.2	9.3	47.5	36.6
Diluted Earnings per Share	0.36	0.16	0.81	0.63

Revenues increased $63.8 million, or 23%, in the fourth quarter of 2010 compared to the fourth quarter of 2009 primarily due to increased launch vehicle and spacecraft activity on the International Space Station Commercial Resupply Services (CRS) contract and communications satellite contracts, in addition to revenues generated from contracts of the spacecraft business acquired in the second quarter of 2010.  These revenue growth factors were partially offset by decreased activity on certain target launch vehicle programs and the Orion human spacecraft Launch Abort System (LAS) contract that was terminated for convenience in the second quarter of 2010.

Operating income increased $9.4 million, or 64%, in the fourth quarter of 2010 compared to the fourth quarter of 2009 primarily due to lower unrecovered R&D expenses.  Increased activity on the CRS contract and communications satellite contracts in addition to profits generated by the contracts of the acquired spacecraft business also contributed to operating income growth.  These factors were partially offset by the effect of decreased activity on certain target launch vehicle programs and the Orion LAS contract termination.

Net income in the fourth quarter of 2010 was $21.2 million, or $0.36 diluted earnings per share, compared to net income of $9.3 million, or $0.16 diluted earnings per share, in the fourth quarter of 2009.  The fourth quarter of 2010 included a reduction of income tax expense resulting from the reinstatement of the Federal R&D tax credit that increased net income by $7.4 million, or $0.13 per share.  The fourth quarter of 2009 included an R&D tax credit of approximately $1.6 million, or $0.03 per share.  The company’s full year effective income tax rates were 27.1% in 2010 and 24.1% in 2009.

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Orbital Announces Fourth Quarter and Full Year 2010 Financial Results

Segment Results

Operating results by business segment were as follows:

Launch Vehicles

	Fourth Quarter			Full Year
($ in millions)	2010	2009	% Change	2010	2009	% Change
Revenues	$132.6	$93.9	41%	$434.5	$440.2	(1%	)
Operating Income	8.2	2.6	215%	21.2	14.2	49%
Operating Margin	6.2%	2.8%		4.9%	3.2%

Launch vehicles segment revenues increased $38.7 million in the fourth quarter of 2010 compared to the fourth quarter of 2009 primarily due to increased production activity on Taurus II launch vehicles for the CRS contract partially offset by decreased activity on certain target launch vehicle programs.

Segment operating income increased $5.6 million in the fourth quarter of 2010 compared to the fourth quarter of 2009 primarily due to a $6.4 million net reduction in unrecovered R&D expenses partially offset by decreased activity on certain target launch vehicle programs.  The company’s R&D expenses are generally recoverable under contracts with the U.S. Government; however, in 2010 and 2009, the company set self-imposed ceilings on such costs.  Segment operating margin increased in the fourth quarter of 2010 primarily due to the reduction in unrecovered R&D expenses.

Satellites and Space Systems

	Fourth Quarter			Full Year
($ in millions)	2010	2009	% Change	2010	2009	% Change
Revenues	$135.2	$72.3	87%	$497.0	$352.3	41%
Operating Income	11.1	6.1	82%	33.7	27.3	23%
Operating Margin	8.2%	8.4%		6.8%	7.7%

Satellites and space systems segment revenues increased $62.9 million in the fourth quarter of 2010 compared to the fourth quarter of 2009 primarily due to increased activity on communications satellite contracts and activity on contracts of the spacecraft business acquired in the second quarter of 2010.

Segment operating income increased $5.0 million in the fourth quarter of 2010 compared to the fourth quarter of 2009 primarily due to increased activity on communications satellite contracts and activity on contracts of the acquired spacecraft business.  Segment operating margin decreased marginally in the fourth quarter of 2010 due to favorable contract adjustments on certain communications satellite contracts in the fourth quarter of 2009 that boosted that year’s operating margin.

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Orbital Announces Fourth Quarter and Full Year 2010 Financial Results

Advanced Space Programs

	Fourth Quarter				Full Year
($ in millions)	2010	2009	% Change		2010	2009	% Change
Revenues	$91.9	$119.9	(23%	)	$423.6	$344.7	23%
Operating Income	5.2	6.0	(13%	)	21.0	10.8	94%
Operating Margin	5.7%	5.0%			5.0%	3.1%

Advanced space programs segment revenues decreased $28.0 million in the fourth quarter of 2010 compared to the fourth quarter of 2009 primarily due to a reduction in CRS launch vehicle contract revenues reported in this segment.  In 2009, certain elements of the CRS contract related to the launch vehicle were executed by and reported in the advanced space programs segment.  Since January 2010, these CRS contract elements have been executed by and are reported in the launch vehicles segment.  The termination of the Orion LAS contract in the second quarter of 2010 also contributed to the revenue reduction in 2010.

Segment operating income decreased $0.8 million in the fourth quarter of 2010 primarily due to a reduction in activity on the Orion and CRS contracts.  Segment operating margin increased in the fourth quarter of 2010 primarily due to improved margins on national security satellite programs.

Cash Flow

Cash flow for the fourth quarter and full year 2010 were as follows:

	Fourth Quarter	Full Year
($ in millions)	2010	2010
Net Cash Used in Operating Activities	$(1.3)	$(0.5)
Capital Expenditures	(25.0)	(83.7)
Free Cash Flow	(26.3)	(84.2)
Acquisition of Spacecraft Business	—	(55.0)
Proceeds from Sale of Investment	—	4.3
Proceeds from Issuance of Common Stock and Other	1.5	14.3
Net Decrease in Cash	(24.8)	(120.6)
Beginning Cash Balance	277.2	373.0
Ending Cash Balance	$252.4	$252.4

The company’s negative free cash flow in the fourth quarter and full year 2010 primarily resulted from capital expenditures related to the Taurus II rocket program and the CRS contract.

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Orbital Announces Fourth Quarter and Full Year 2010 Financial Results

New Business Highlights

During the fourth quarter of 2010, Orbital received approximately $655 million in new firm and option contract bookings.  In addition, the company received approximately $50 million of option exercises under existing contracts.  Major fourth quarter bookings included firm and option orders for a commercial communications satellite and certain national security satellite programs.  As of December 31, 2010, the company’s firm contract backlog was approximately $2.03 billion and its total backlog (including options, indefinite-quantity contracts and undefinitized orders) was approximately $4.57 billion.

Operational Highlights

Orbital carried out five successful launch vehicle and satellite missions in the fourth quarter.   The missions included the launch of a Minotaur IV rocket for the U.S. Air Force, the launch of a medium-range target vehicle for the Missile Defense Agency (MDA), the launch of a long-range Orbital Boost Vehicle missile defense interceptor for MDA’s Ground-Based Midcourse Defense system, the launch of a Coyote SSST short-range target for the U.S. Navy and the deployment of the Koreasat 6 communications satellite for KT Corporation of South Korea.  In addition, the company completed important development milestones for its Taurus II program, including successful test firings of the AJ26 first stage rocket engine.  Furthermore, Orbital supported Intelsat Ltd. in the successful recovery and recertification efforts for the Orbital-built Galaxy 15 satellite, which had been disabled by an in-orbit anomaly in April 2010.

For the full year 2010, Orbital completed 35 major operational events, consisting of 15 rocket launches and satellite and space system deployments and 20 additional product deliveries for future missions.  In addition, Orbital achieved numerous R&D milestones throughout 2010 on its Taurus II rocket and Cygnus spacecraft development programs.

The company also has had several operational successes in early 2011, including the launch of a Minotaur I rocket for the U.S. Air Force, the launch of a short-range target vehicle for the U.S. Navy and a test firing of another Taurus II first stage rocket engine.

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Orbital Announces Fourth Quarter and Full Year 2010 Financial Results

2011 Financial Guidance

The company updated its financial guidance for 2011, amending the preliminary outlook for the year that was first provided last October, as follows:

	Current	Previous
Revenues ($ in millions)	$1,300 - $1,350	$1,300 - $1,350
Operating Income Margin	6.25% - 6.75%	6.0% - 6.5%
Diluted Earnings per Share	$0.80 - $0.90	$0.75 - $0.85
Free Cash Flow ($ in millions)	($50 - $70)	Not Provided

The outlook for 2011 is based on a variety of assumptions about future business conditions and operational events, including new business bookings, U.S. Government budget levels and Federal tax policies.  This outlook assumes that the effective income tax rate will be approximately 35% in 2011, and includes the effect of anticipated Federal R&D tax credits.  The outlook for negative free cash flow in 2011 includes capital expenditures of approximately $60 million.

Disclosure of Non-GAAP Financial Measure

Free cash flow is defined as GAAP (Generally Accepted Accounting Principles) net cash provided by operating activities less capital expenditures for property, plant and equipment.  A reconciliation of free cash flow to net cash used in operating activities is included above in the section entitled “Cash Flow.”  Management believes that the company’s presentation of free cash flow is useful because it provides investors with an important perspective on the company’s liquidity, financial flexibility and ability to fund operations and service debt.

Orbital does not intend for the above non-GAAP financial measure to be considered in isolation or as a substitute for the related GAAP measure.  Other companies may define this measure differently.

About Orbital

Orbital develops and manufactures small- and medium-class rockets and space systems for commercial, military and civil government customers.  The company’s primary products are satellites and launch vehicles, including low-Earth orbit, geosynchronous-Earth orbit and planetary exploration spacecraft for communications, remote sensing, scientific and defense missions; human-rated space systems for Earth-orbit, lunar and other missions; ground- and air-launched rockets that deliver satellites into orbit; and missile defense systems that are used as interceptor and target vehicles.  Orbital also provides satellite subsystems and space-related technical services to U.S. Government agencies and laboratories.  More information about Orbital can be found at http://www.orbital.com.

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Orbital Announces Fourth Quarter and Full Year 2010 Financial Results

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995

Certain statements in this press release may be forward-looking in nature or “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995.  These forward-looking statements include, but are not limited to, those related to our financial outlook, liquidity, goals, business strategy, projected plans and objectives of management for future operating results and forecasts of future events.  These statements can be identified by the fact that they do not relate strictly to historical or current facts.  Forward-looking statements often include the words “anticipate,” “forecast,” “expect,” “believe,” “should,” “intend,” “plan” and words of similar substance.  Such forward-looking statements are subject to risks, trends and uncertainties that could cause the actual results or performance of the company to be materially different from the forward-looking statement.  Uncertainty surrounding factors such as continued government support and funding for key space and defense programs, new product development programs, achievement of important performance milestones on significant contracts, product performance and market acceptance of products and technologies, government contract procurement and termination risks, income tax rates, as well as other risk factors and business considerations described in the company’s SEC filings, including its annual report on Form 10-K, could impact Orbital’s actual financial and operational results.  Orbital assumes no obligation for updating the information contained in this press release.

A transcript of the earnings teleconference call will be available on Orbital’s website at http://www.orbital.com/Investor.

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Orbital Announces Fourth Quarter and Full Year 2010 Financial Results

ORBITAL SCIENCES CORPORATION
Condensed Consolidated Income Statements
(in thousands, except per share data)

	Fourth Quarter		Full Year
	2010	2009	2010	2009

Revenues	$346,142	$282,333	$1,294,577	$1,125,295
Cost of revenues	270,625	220,576	1,007,668	890,313
Research and development expenses	26,472	28,609	122,270	109,754
Selling, general and administrative expenses	24,980	18,422	91,625	72,935
Income from operations	24,065	14,726	73,014	52,293
Interest and other income, net	616	278	1,848	4,968
Interest expense	(2,658)	(2,298)	(9,778)	(9,039)
Income before income taxes	22,023	12,706	65,084	48,222
Income taxes	(795)	(3,422)	(17,615)	(11,615)
Net income	$21,228	$9,284	$47,469	$36,607

Basic income per share	$0.36	$0.16	$0.81	$0.64
Diluted income per share	0.36	0.16	0.81	0.63

Shares used in computing basic income per share	58,077	56,841	57,683	56,787
Shares used in computing diluted income per share	58,657	57,489	58,335	57,496

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Orbital Announces Fourth Quarter and Full Year 2010 Financial Results

ORBITAL SCIENCES CORPORATION
Segment Information
(in millions)

	Fourth Quarter		Full Year
	2010	2009	2010	2009
Revenues:
Launch Vehicles	$132.6	$93.9	$434.5	$440.2
Satellites and Space Systems	135.2	72.3	497.0	352.3
Advanced Space Programs	91.9	119.9	423.6	344.7
Eliminations	(13.6)	(3.8)	(60.5)	(11.9)
Total Revenues	$346.1	$282.3	$1,294.6	$1,125.3

Income from Operations:
Launch Vehicles	$8.2	$2.6	$21.2	$14.2
Satellites and Space Systems	11.1	6.1	33.7	27.3
Advanced Space Programs	5.2	6.0	21.0	10.8
Corporate	(0.4)	—	(2.9)	—
Total Income from Operations	$24.1	$14.7	$73.0	$52.3

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Orbital Announces Fourth Quarter and Full Year 2010 Financial Results

ORBITAL SCIENCES CORPORATION
Condensed Consolidated Balance Sheets
(in thousands)

	December 31,	December 31,
	2010	2009
Assets
Cash	$252,415	$372,986
Receivables, net	326,543	199,482
Inventory	56,217	38,662
Deferred income taxes, net	24,348	37,902
Other current assets	18,111	14,258
Total current assets	677,634	663,290
Non-current investments	8,600	13,100
Property, plant and equipment, net	232,706	133,275
Goodwill	74,747	55,551
Deferred income taxes, net	47,806	50,326
Other non-current assets	21,043	13,939
Total Assets	$1,062,536	$929,481

Liabilities and Stockholders’ Equity
Accounts payable and accrued expenses	$248,835	$171,805
Deferred revenues and customer advances	112,182	127,056
Total current liabilities	361,017	298,861
Long-term debt	125,535	120,274
Other non-current liabilities	7,366	7,886
Total stockholders’ equity	568,618	502,460
Total Liabilities and Stockholders’ Equity	$1,062,536	$929,481

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Orbital Announces Fourth Quarter and Full Year 2010 Financial Results

ORBITAL SCIENCES CORPORATION
Condensed Consolidated Statements of Cash Flows
(in thousands)

	December 31, 2010
	Fourth Quarter	Full Year

Net income	$21,228	$47,469
Depreciation and amortization expense	8,460	26,186
Deferred income taxes	282	15,985
Changes in assets and liabilities	(34,544)	(100,797)
Other	3,278	10,678
Net cash used in operating activities	(1,296)	(479)
Capital expenditures	(25,020)	(83,702)
Acquisition of spacecraft business	—	(55,000)
Proceeds from sale of investment	—	4,250
Net cash used in investing activities	(25,020)	(134,452)
Net proceeds from issuance of common stock	1,349	12,126
Other	216	2,234
Net cash provided by financing activities	1,565	14,360
Net decrease in cash	(24,751)	(120,571)
Cash, beginning of period	277,166	372,986
Cash, end of period	$252,415	$252,415

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